Exhibit 99.1

INSTALLED BUILDING PRODUCTS ANNOUNCES ACQUISITION OF SOUTHEAST INSULATION INSTALLER

- Strengthens Exposure to Multi-Family and Commercial End Markets through Florida-Based Installer -

Columbus, Ohio, April 6, 2015. Installed Building Products, Inc. (the “Company”) (NYSE: IBP), an industry-leading installer of insulation and other complementary building products, announced today the acquisition of C.Q. Insulation Inc. (“CQ Insulation”) based in Tampa, Florida.

CQ Insulation is primarily an installer of fiberglass and cellulose insulation, with a 12 year operating history serving the Florida market through its two branch locations in Tampa and Orlando. CQ Insulation primarily focuses on new multi-family residential and commercial end markets. CQ Insulation’s sales for the full year ended December 31, 2014 were approximately $6.9 million.

“We are excited to announce the addition of CQ Insulation to our Company as we continue to expand our national footprint,” stated Jeff Edwards, Chairman and Chief Executive Officer of IBP. “The addition of these two established branch locations deepens our presence in the Southeast and provides us with an attractive platform to pursue additional multi-family projects in our markets. As we move forward in 2015, we continue to see excellent acquisition opportunities in our target markets and we are well situated to further execute on our growth strategy.”

About Installed Building Products

Installed Building Products, Inc. is the nation’s second largest insulation installer for the residential new construction market and also a diversified installer of complementary building products, including garage doors, rain gutters, shower doors, closet shelving and mirrors, throughout the United States. The Company manages all aspects of the installation process for its customers, including direct purchases of materials from national manufacturers, supply of materials to job sites and quality installation. The Company offers its diverse portfolio of services for new and existing single-family and multifamily residential, and commercial building projects from its national network of branch locations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including with respect to the impact of the acquisition on and its contributions to our operations and our ability to execute on our growth strategy. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intends,” “plan,” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. As a result, actual events may differ materially from those expressed in or suggested by the forward-looking statements. Any forward-looking statement made by the Company in this press release speaks only as of the date hereof. New risks and uncertainties come up from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Contact Information:

Investor Relations:

614-221-9944

investorrelations@installed.net